                      SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                                   919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022-9998
                                    (212) 758-9500



                                                 April 10, 1997

Prudential National Municipals Fund, Inc.
Gateway Center Three
Newark, New Jersey 07102

Ladies and Gentlemen:

    We have acted as counsel for Prudential National Municipals Fund, Inc. (the "Fund") in connection with the proposed acquisition by the Fund of all of the assets of Hawaii Income Series ("Hawaii Series"), a series of Prudential Municipal Series Fund ("Series Fund"), in exchange solely for Class A shares of the Fund and the Fund's assumption of all of the liabilities, if any, of Hawaii Series (the "Reorganization"). This opinion is furnished in connection with the Fund's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to Class A shares of common stock, par value $0.01 per share, of the Fund (the "Shares"), to be issued in the Reorganization.

    As counsel for the Fund, we are familiar with the proceedings taken by it and to be taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of the Fund, as amended and supplemented, the By-Laws of the Fund, as amended, a certificated issuedby the State Department of Assessments and Taxation of the State of Maryland, certifying the existence and good standing of the Fund, and such other documents as we have deemed relevant to the matters referred to in this opinion.

    Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization between the Fund and Series Fund set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Registration Statement, for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of common stock of the Fund.

    We are members of the Bar of the State of New York and are not members of the Bar of, or authorized to practice law in, any other jurisdiction. Insofar as any opinion expressed herein involves the laws of the State of Maryland, such opinion should be understood to be based on our review of the published statutes of such state, and, where applicable, published cases of the courts and rules or regulations of regulatory bodies of such state.

Prudential National Municipals Fund, Inc.
April 10, 1997
Page 2


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                              Very truly yours,

                              /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                              Shereff, Friedman, Hoffman & Goodman, LLP